Filed Pursuant to Rule 424(b)(3)

Registration No. 333-133210

THE IMMUNE RESPONSE CORPORATION

SUPPLEMENT NO. 2 TO PROSPECTUS DATED JUNE 13, 2006

This Supplement No. 2, dated February 8, 2007, supplements certain information contained in our prospectus dated June 13, 2006 (the “Prospectus”). This supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

RECENT DEVELOPMENTS

On December 20, 2006, we effected a 1-for-100 reverse stock split of our common stock, via an amendment of our certificate of incorporation.

Corresponding adjustments were made to the exercise and conversion prices of all of our exercisable and convertible securities, and to the number of common shares issuable upon exercise/conversion thereof.

As part of the reverse stock split, we also reduced our authorized number of common shares 100-fold, from 3.5 billion to 35 million.

Our common stock is now trading under the symbol “IMRP” effective December 20, 2006 as a result of the 1-for-100 reverse stock split. Also effective on December 20, 2006, our publicly traded “Class B” warrants will trade under the symbol “IMRPZ.”